BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 2900
Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2015 AND SALE OF
OIL AND GAS PROPERTIES

HONOLULU, HAWAII, August 12, 2015 -- Barnwell Industries, Inc. (NYSE MKT: BRN) today reported net income of $971,000 ($0.12 per share) and a net loss of $1,513,000 ($0.18 per share) for the three and nine months ended June 30, 2015, respectively, as compared to net losses of $216,000 ($0.03 per share) and $1,490,000 ($0.18 per share) for the three and nine months ended June 30, 2014, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are pleased to report net income for the three months ended June 30, 2015 as compared to last year’s loss for the three months ended June 30, 2014.  This improvement was due to a $1,101,000 increase in our land investment equity in earnings from affiliates and a $1,008,000 increase in land investment operating profits which were partially offset by lower oil and natural gas operating profits due to decreases in oil and natural gas prices.

“Equity in earnings from affiliates in our land investment segment and operating profits from our land investment segment increased due to an increase in lots sold from one lot in the prior year three months ended June 30, 2014 to five lots in the three months ended June 30, 2015.  Equity in earnings from affiliates also increased due to an increase in the affiliates’ profit recognition under percentage-of-completion accounting due to additional development expenditures during the current period.

“The loss for the nine months ended June 30, 2015 increased slightly as compared to the nine months ended June 30, 2014 as natural gas, oil and natural gas liquids prices decreased 41%, 39% and 56%, respectively, and oil and natural gas production decreased 39% and 13%, respectively, in the current nine months as compared to last year’s nine months ended June 30, 2014.  This decrease in prices and production essentially offset increases in our land investment segment operating profits, which increased due to an increase in lots sold from two lots in the prior year nine months ended June 30, 2014 to 16 lots in the nine months ended June 30, 2015, and an increase in equity in earnings from affiliates due to the increased lot sales and due to an increase in the affiliates’ profit recognition under

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percentage-of-completion accounting due to additional development expenditures during the nine months ended June 30, 2015 as compared to the nine months ended June 30, 2014.”

Barnwell Industries, Inc. also announced today that Barnwell of Canada, Limited its wholly-owned subsidiary has entered into a purchase and sale agreement with an independent third party for the sale of Barnwell Canada’s interests in natural gas and oil properties located in the Dunvegan and Belloy areas of Alberta, Canada.  The purchase price for Barnwell Canada’s interests is approximately US$15,000,000, at current Canadian dollar exchange rates, and is subject to customary adjustments to the purchase price at closing, including adjustments to reflect an effective date of sale of April 1, 2015.  The closing of the transaction is subject to certain conditions and is expected to occur in mid-September, 2015.  After consideration of the aforementioned purchase price adjustments, Barnwell estimates that it will receive approximately US$14,000,000.

Mr. Morton H. Kinzler, commented, “This transaction reflects the strategic sale by the Company of its largest natural gas property which has been a source of significant revenues to the Company for over 40 years, but which is now mature and no longer producing the revenues it once did.  The Company plans to utilize these funds for investment opportunities, debt reduction and other corporate opportunities.  Approximately 50% of the proceeds will be held in escrow for the Canadian tax authorities for several months until tax clearances are obtained.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

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COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014

Revenues	$5,203,000	$6,810,000	$14,727,000	$21,892,000

Net income (loss)	$971,000	$(216,000)	$(1,513,000)	$(1,490,000)

Net income (loss) per share - basic and diluted
	$0.12	$(0.03)	$(0.18)	$(0.18)

Weighted-average shares and
equivalent shares outstanding
- basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160